Exhibit 2.1

STRICTLY CONFIDENTIAL

December             , 2013

To:	[•]
(the “Locked-up Shareholder”)

Dear Sir/Madame:

Re:	PROPOSED OFFER FOR ALL OF THE ISSUED AND OUTSTANDING SHARES OF ANIMAS RESOURCES LTD.

As you are aware, GOGOLD RESOURCES INC. (“Purchaser” or “Offeror”) proposes to make an offer (more particularly described and defined in Schedule “B”, the “Offer”)) for all of the issued and outstanding common shares (the “Common Shares”) in the capital of ANIMAS RESOURCES LTD. (the “Company” or “Animas”), including any Common Shares that may be issued after the date of the Offer pursuant to the Seller Share Entitlements. The Company may in its sole discretion extend the offer to include an offer to acquire one or more of the outstanding warrants of the Company or other Share Entitlements and if the Company does so the provisions of this Agreement shall apply mutatis mutandis to any warrants or other Share Entitlements.

This letter agreement (the “Agreement”) sets out the terms and conditions pursuant to which the Locked-up Shareholder agrees to support the Offer and to deposit, or cause to be deposited, under the Offer the Subject Shares (as defined below), and sets out the obligations and commitments of the Locked-up Shareholder in connection therewith.

Terms in initial capital letters not otherwise defined in the body of this Agreement have the meaning ascribed to such terms in Schedule “E” hereto.

1.	Offer for Securities of the Company

(a)

Purchaser agrees to make the Offer on the terms and subject to the conditions set out in this Agreement, including without limitation Schedule “B”. The obligation of Purchaser to take-up and pay for the Common Shares under the Offer shall be subject to the terms and conditions set out in Schedule “C” hereto, which are for the exclusive benefit of Purchaser, who shall have the right, in its sole discretion, to waive any such conditions in whole or in part or to include additional conditions, in each case without prejudice to any other rights that it may have under the Offer. Subject to the satisfaction or waiver by the Purchaser of the conditions set forth in the Offer, the Purchaser shall take up and pay for all of the Subject Shares deposited pursuant to the Offer in accordance with the provisions of the Offer.

(b)

For greater certainty, Purchaser shall have the right to vary the Offer in such manner as Purchaser considers necessary or desirable provided such variation is made in accordance with this Agreement. For greater certainty, Purchaser and the Locked-up Shareholder agree that Purchaser shall have the right to increase the consideration for the Subject Shares under the Offer from time to time, whether before or after the Offer is made, and the Locked-up Shareholder shall be entitled to receive all such increased consideration in respect of all of the Subject Shares whether or not any or all of such Subject Shares have been taken up and paid for by Purchaser under the Offer prior to any such increase.

2.	Deposit

(a)

The Locked-up Shareholder hereby agrees that, unless it is permitted to withdraw the Subject Shares under Section 3, it shall deposit or cause to be deposited under the Offer in accordance with the terms the Offer the Subject Shares no later than 15 days after the date of the mailing of the Offer Documents (the “Deposit Date”) together with a duly completed and executed letter of transmittal, and thereafter not to withdraw the Subject Shares or cause the Subject Shares to be withdrawn from the Offer except as may be permitted under Section 3 of this Agreement. In the event that the Locked-up Shareholder acquires, directly or indirectly, any additional Common Shares after the Deposit Date, such Common Shares shall likewise be deposited under the Offer in accordance with the terms of the Offer promptly after the Locked-up Shareholder’s acquisition thereof and in any event, in the case of Common Shares acquired by the Locked-up Shareholder at least three Business Days before the Expiry Time, on or before the Expiry Time.

(b)

The Locked-up Shareholder further agrees that (i) it will take all reasonable actions within its powers to convert all other options, securities or rights to acquire Common Shares that the Locked-up Shareholder owns or controls, directly or indirectly, including any Seller Share Entitlements, into Common Shares and to deposit such Common Shares under the Offer in accordance with its terms prior to the Expiry Time, and (ii) it will not thereafter withdraw any such Common Shares or cause any such Common Shares to be withdrawn from the Offer except as may be permitted under Section 3 of this Agreement.

3.	No Withdrawal

The Locked-up Shareholder hereby agrees that neither it nor any person on its behalf will withdraw or cause to be withdrawn any Common Shares deposited under the Offer, notwithstanding any statutory rights or other rights under the terms of the Offer or otherwise which it might have, unless: (i) this Agreement is terminated in accordance with its terms prior to the take up and payment of the Subject Shares under the Offer; or (ii) the Offer is varied to change the number of Subject Shares for which the Offer is made or to decrease the amount of or change the form or currency of the consideration to be paid for each Subject Share.

4.	Conditions to Making the Offer

The conditions to the making of the Offer are set out in Schedule “D” of this Agreement. By commencing the Offer, such conditions shall be deemed to have been satisfied or waived.

5.	Covenants of the Locked-up Shareholder

The Locked-up Shareholder covenants and agrees with Purchaser that during the period commencing on the date hereof and continuing until the earliest of (i) the take-up and payment of all of the Subject Shares by Purchaser under the Offer in accordance with this Agreement and the Offer, (ii) the termination of the Offer, and (iii) the termination of this Agreement, and except as otherwise contemplated herein or permitted hereunder:

(a)

it will not sell, transfer or create any encumbrance affecting any of the Subject Shares or relinquish or restrict the Locked-up Shareholder’s right to vote any of the Subject Shares, other than pursuant to the Offer;

(b)

it shall take all such steps as are required to ensure that: (i) at the time at which the Locked-up Shareholder deposits the Subject Shares under the Offer, except for this Agreement, the Subject Shares will be owned beneficially by the Locked-up Shareholder free and clear of any and all Liens and will not be subject to any shareholders’ agreement, voting trust or other similar agreement or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming a shareholders’ agreement, voting trust or other similar agreement affecting such Subject Shares and binding on an acquirer thereof without its consent, and (ii) the Purchaser will acquire any of the Subject Shares taken up and paid for by the Purchaser under the Offer in accordance with its terms free and clear of any and all Liens; and

(c)

it will not do indirectly that which it may not do directly in respect of the restrictions on its rights with respect to the Subject Shares pursuant to this Agreement by the sale of any direct or indirect holding company or the granting of a proxy on the shares of any direct or indirect holding company and which would have, indirectly, any effect prohibited by this Agreement.

6.	Further Covenants of the Locked-up Shareholder

(a)

The Locked-up Shareholder covenants and agrees with Purchaser that so long as the Locked-up Shareholder is not entitled to withdraw the Subject Shares from the Offer, the Locked-up Shareholder will not and will use its commercially reasonable efforts to cause its representatives and advisors not to, directly or indirectly:

(i)

solicit, initiate, knowingly encourage or otherwise facilitate (including by way of furnishing information or entering into any form of agreement, arrangement or understanding) any inquiries, offers, expressions of interest or proposals regarding an Acquisition Proposal or potential Acquisition Proposal;

(ii)

participate in any substantive discussions or negotiations regarding, or provide any confidential information with respect to or otherwise cooperate in any way with, any Acquisition Proposal or potential Acquisition Proposal; or

(iii)

except in the ordinary course of business, furnish or cause to be furnished any non-public information concerning the business, results of operations, assets, liabilities, prospects, financial condition or affairs of the Company or any of its subsidiaries to any person other than Purchaser and its representatives, other than as furnished or disclosed prior to the date hereof or in circumstances where the Company may hereafter be permitted to disclose or furnish such information in accordance with the terms of the Acquisition Agreement.

(b)

The Locked-up Shareholder will immediately cease and cause to be terminated all existing discussions and negotiations by the Locked-up Shareholder, if any, with any person other than Purchaser conducted before the date of this Agreement with respect to an Acquisition Proposal.

(c)

The Locked-up Shareholder covenants and agrees with Purchaser that, during the period commencing on the date hereof and continuing until the termination of this Agreement, and except as otherwise contemplated herein or permitted hereunder, the Locked-up Shareholder:

(i)	shall not exercise any shareholder rights or remedies available at common law or pursuant to applicable Laws to delay, hinder or challenge the Offer;

(ii)

shall exercise all voting rights attached to the Subject Shares owned or controlled by the Locked-up Shareholder to vote against any resolution to be considered by the securityholders of the Company that, if approved, could reasonably be considered to reduce the likelihood of success of the Offer; and

(iii)

shall not take any action or fail to take any action, that would render, or that reasonably may be expected to render, any representation or warranty made by the Locked-up Shareholder in this Agreement untrue in any material respect.

7.	Representations and Warranties of the Locked-up Shareholder

The Locked-up Shareholder by its acceptance hereof represents and warrants as follows and acknowledges that Purchaser is relying upon such representations and warranties in connection with entering into this Agreement:

(a)	the Locked-up Shareholder is the beneficial holder of, or exercises control or direction over, all of the Common Shares and Seller Share Entitlements set forth on Schedule A to this Agreement;

(b)

for the purposes of this Agreement, the Common Shares set forth on Schedule A to this Agreement and any Common Shares acquired, directly or indirectly, by the Locked-up Shareholder after the date hereof, including without limitation through the exercise of Seller Share Entitlements are collectively referred to as the “Subject Shares”. The only securities of the Company held of record or beneficially owned by the Locked-up

Shareholder, or over which the Locked-up Shareholder exercises control or direction, on the date hereof are those listed in Schedule A to this Agreement. The Locked-up Shareholder has the sole power to agree to the matters set forth herein with respect to the Subject Shares and has, and will have at the time the Subject Shares are taken up and paid for under the Offer, the sole power to dispose of the Subject Shares free and clear of all Liens. Except for this Agreement none of the Subject Shares are, or will at the time the Subject Shares are taken up and paid for under the Offer be, subject to any shareholders’ agreement, voting trust or other similar agreement or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming a shareholders’ agreement, voting trust or other similar agreement affecting the Subject Shares and binding on an acquirer thereof without its consent;

(c)

no person has any agreement or option, or any right or privilege (whether by Law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase, acquisition or transfer from the Locked-up Shareholder of any of the Subject Shares owned by the Locked-up Shareholder or any interest therein or right thereto, except pursuant to the terms of this Agreement;

(d)

there is no claim, action, lawsuit, arbitration, mediation or other proceeding pending or, to the best of the knowledge, information and belief of the Locked-up Shareholder, threatened against the Locked-up Shareholder, which relates to this Agreement or otherwise impairs the ability of the Locked-up Shareholder to consummate the transactions contemplated hereby;

(e)

none of the execution and delivery by the Locked-up Shareholder of this Agreement or the completion of the transactions contemplated hereby or compliance by the Locked-up Shareholder with the Locked-up Shareholder’s obligations hereunder will result in a breach of (i) any agreement, instrument, commitment, arrangement, undertaking or restriction to which the Locked-up Shareholder is a party or by which the Locked-up Shareholder or any of the Subject Shares are or may be bound, (ii) any judgement, decree, order or award of any court, governmental body or arbitrator, or (iii) any applicable Law;

(f)

this Agreement has been duly executed and delivered by or on behalf of the Locked-up Shareholder and constitutes a valid and binding obligation of the Locked-up Shareholder enforceable against the Locked-up Shareholder in accordance with its terms, except as may be limited by bankruptcy, insolvency and other Laws affecting the enforcement of creditors’ rights generally and subject to the qualification that equitable remedies may be granted only in the discretion of a court of competent jurisdiction;

(g)

except for the securities and Seller Share Entitlements (if any) set forth on Schedule A to this Agreement, it has no agreement or option, or right or privilege (whether by Law, pre-emptive or contractual) capable of becoming an agreement or option, for the purchase or acquisition by the Locked-up Shareholder or transfer to the Locked-up Shareholder of additional securities of the Company; and

(h)	the Locked-up Shareholder is resident in the jurisdiction given as the Locked-up Shareholder’s address on the signature page to this Agreement.

8.	Representations and Warranties of Purchaser

Purchaser represents and warrants as follows and acknowledges that the Locked-up Shareholder is relying upon such representations and warranties in connection with this Agreement:

(a)	Purchaser is a corporation duly formed and validly existing under the laws of Canada with full corporate power and authority to own its assets and conduct its business as now owned and conducted;

(b)

Purchaser has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder, including the payment (directly or indirectly) of the consideration per Common Share in consideration for the Common Shares under the Offer. The execution and delivery of this Agreement by Purchaser and the consummation of the Offer have been duly authorized by the board of directors (or any authorized committee thereof) of Purchaser, and no other corporate proceedings on the part of Purchaser are necessary to authorize this Agreement;

(c)

this Agreement has been duly executed and delivered by Purchaser and constitutes a valid and binding obligation of Purchaser, enforceable by the Locked-up Shareholder against Purchaser in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency and other Laws affecting the enforcement of creditors’ rights generally and subject to the qualification that equitable remedies may be granted only in the discretion of a court of competent jurisdiction;

(d)

the execution and delivery by Purchaser of this Agreement and the performance by it of its obligations hereunder and the completion of the Offer will not violate, conflict with or result in a breach of any provision of the constating documents of Purchaser or those of any of its subsidiaries. Subject to the receipt of any required approvals (i) from a Governmental Entity, including the Toronto Stock Exchange or (ii) under Law and the receipt of any require shareholder (collectively the “Approvals”), no authorization, consent or approval of, or filing with, any Governmental Entity is necessary on the part of Purchaser for the consummation of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals and filings as to which the failure to obtain or make would not, individually or in the aggregate, prevent or materially delay consummation of the transactions contemplated by this Agreement;

(e)

there is no claim, action, lawsuit, arbitration, mediation or other proceeding pending or, to the best of the knowledge, information and belief of Purchaser, threatened against Purchaser which relates to this Agreement or otherwise impairs the ability of the Purchaser to consummate the transactions contemplated hereby and by the Offer; and

(f)

Purchaser has, and will at the Expiry Time have, sufficient cash on hand and available under existing committed credit facilities (constituting adequate arrangements as such term is understood for purposes of the Securities Act (Ontario)), all of which are and will remain in good standing, to satisfy the aggregate cash consideration payable pursuant to the Offer so that Purchaser is and at the Expiry Time will be in a position to pay for all the Subject Shares tendered pursuant to the Offer in accordance with the terms of the Offer.

9.	Termination Date; Extensions of Time

This Agreement may be terminated by notice in writing:

(a)	at any time by mutual consent of Purchaser and the Locked-up Shareholder;

(b)

by the Locked-up Shareholder if Purchaser does not commence the Offer and mail the Offer Documents by the Latest Mailing Time; provided such failure to commence the Offer has not been caused by any act or failure to act by the Locked-up Shareholder;

(c)

by Purchaser if the Locked-up Shareholder is in default of any covenant or obligation hereunder in any material respect or if any representation or warranty of the Locked-up Shareholder under this Agreement shall have been at the date hereof untrue or incorrect in any material respect; provided that, in the case of a default of any representation, warranty, covenant or obligation hereunder, such default is not curable or, if curable, not cured by the earlier of the date which is 10 days from the date of written notice of such default and the Business Day prior to the Expiry Time;

(d)

by the Locked-up Shareholder if any representation or warranty of Purchaser under this Agreement shall have been at the date hereof untrue or incorrect in any material respect or if Purchaser is in default of any covenant or obligation hereunder in any material respect and, in each case, such inaccuracy or non-compliance is not curable or, if curable, not cured by the earlier of the date which is 10 days from the date of written notice of such breach and the Business Day prior to the Expiry Time;

(e)	by the Locked-Up Shareholder if the Purchaser has not taken up and paid for Common Shares under the Offer by the Outside Date;

(f)

by the Locked-Up Shareholder if the Execution and Deposit has not occurred by the date that is three (3) Business days following the date of execution by the Locked-Up Shareholder of this Agreement; or

(g)	by Purchaser if any condition of the Offer shall not be satisfied or waived (to the extent permitted by this Agreement) at the Expiry Time and Purchaser does not elect to waive such condition.

Upon termination of this Agreement, the Locked-up Shareholder shall be entitled to withdraw any of the Subject Shares deposited under the Offer and shall no longer be required to deposit any of the Subject Shares under the Offer, and none of the parties hereto shall have any further rights or obligations hereunder; provided, however, that any such termination shall not prejudice the rights of a party as a result of any breach by the other party of its obligations hereunder, which provisions shall survive the termination of this Agreement.

10.	General

(a)

Until the intention of the Purchaser to make the Offer has been publicly announced, no disclosure of the subject matter of this Agreement shall be made by Purchaser or the Locked-up Shareholder except to their respective counsel or to any other professional advisor engaged by them or as may be required by applicable Securities Laws, provided however that the foregoing provisions of this Section 10(a) shall not prevent Purchaser from disclosing the terms of this Agreement in the Offer in such manner as Purchaser or its counsel, acting reasonably, considers appropriate.

(b)

Purchaser acknowledges and agrees that, except with respect to Section 6(c)(ii) of this Agreement, the Locked-up Shareholder is bound hereunder solely in his capacity as a shareholder of the Company and that the provisions hereof shall not and shall be deemed not, and shall not be interpreted, to bind the Locked-up Shareholder in his capacity as a director, officer or employee of the Company, as applicable. For avoidance of doubt, nothing in this Agreement shall limit any person from fulfilling his or her fiduciary duties as a director or officer of the Company.

(c)	This Agreement shall become effective upon the execution and delivery hereof by the Locked-up Shareholder and Purchaser.

(d)

Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be delivered in person or transmitted by telecopy or similar means of recorded electronic communication addressed as follows:

(i)	if to the Locked-up Shareholder:

Fax No:

with a copy to (which shall not constitute notice to the Locked-up Shareholder)

(ii)	if to Purchaser:

Fax No:

Attention:

with a copy to (which shall not constitute notice to the Purchaser)

Fax No:

Attention:

Any such notice or other communication shall be deemed to have been given and received on the day on which it was delivered or transmitted (or, if such day is not a Business Day, on the next following Business Day) provided that it is delivered or transmitted during normal business hours at the point of delivery, failing which it shall be deemed to have been given and received on the next Business Day.

Any party hereto may at any time change its address for service from time to time by giving notice to the other parties in accordance with this Section 10(d).

(e)

This Agreement sets forth the entire agreement and understanding of the parties hereto in respect of the transactions contemplated hereby. There are no warranties, representations, terms, conditions or collateral agreements, expressed, implied or statutory, between the parties hereto other than as expressly set forth in this Agreement. This Agreement and the rights hereunder are not transferable or assignable by any party without the prior written consent of the other parties hereto, provided however that Purchaser may assign its rights hereunder to a direct or indirect wholly-owned subsidiary provided that notwithstanding such assignment Purchaser shall remain jointly and severally liable for the performance of each and every obligation of Purchaser hereunder.

(f)

If any provision of this Agreement is determined to be void or unenforceable, in whole or in part, it shall be severable from all other provisions hereof and shall be deemed not to affect or impair the validity of any other provision hereof and each such provision is deemed to be separate and distinct.

(g)

This Agreement and the rights and obligations of the parties hereto shall be governed in all respects, including validity, interpretation and effect, exclusively by the Laws of the Province of Ontario and the Laws of Canada applicable therein, without giving effect to the principles of conflict of laws thereof and each of the Locked-up Shareholder and Purchaser irrevocably submits to the exclusive jurisdiction of the courts of the Province of Ontario.

(h)

The Locked-up Shareholder recognizes and acknowledges that this Agreement is an integral part of the transactions contemplated in the Offer, that Purchaser would not contemplate causing the Offer to be made unless this Agreement was executed by the Locked-up Shareholder (and that good and valuable consideration has been provided by the Purchaser to the Locked-up Shareholder for its execution of this Agreement and its covenants and obligations hereunder) and that a breach by the Locked-up Shareholder of any covenants or other commitments contained in this Agreement will cause Purchaser to sustain injury for which it would not have an adequate remedy at law for money damages; therefore, the Locked-up Shareholder agrees that in the event of any such breach, Purchaser shall be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance. Such remedies will not be exclusive remedies for any breach of this Agreement but will be in addition to any other remedy to which Purchaser may be entitled, at law or in equity.

(i)	Time shall be of the essence of this Agreement.

(j)

The Locked-up Shareholder shall from time to time at the request of Purchaser but without further consideration, do and perform all such further acts, matters and things and execute and deliver all such further documents, agreements, notices and writings and give such further assurances as shall be reasonably required for purposes of giving effect to this Agreement.

(k)	The language used in this Agreement is the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

(l)

This Agreement may be delivered by facsimile or electronic mail and executed in counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument, and it shall not be necessary in making proof of this Agreement to produce more than one fully executed counterpart.

(m)

Each party hereto shall pay, and hold the other parties harmless in respect of, the fees, costs and expenses of their respective financial, legal, auditing and other professional and other advisors or agents incurred in connection with the preparation, execution and delivery of this Agreement and all documents and instruments executed or prepared pursuant hereto and any other costs and expenses whatsoever and howsoever incurred.

[remainder of page intentionally left blank]

If the foregoing accurately reflects the terms and conditions of our agreement, kindly indicate acceptance hereof by signing, dating and returning to Purchaser the enclosed duplicate original of this Agreement by facsimile.

GOGOLD RESOURCES INC.

By:
Name:
Title:
Irrevocably accepted and agreed to this day of December, 2013.
Name of Locked-up Shareholder

In the presence of:

Witness		Signature

Address

SCHEDULE A

SECURITIES

Number of Common Shares:

Number and type of Seller Share Entitlements:

Number and type of other securities of the Company:

SCHEDULE “B”

OFFER

Subject to the terms and conditions of this Agreement, including the satisfaction of the conditions in Schedules “C” and “D” hereof, the Purchaser agrees to make an Offer to purchase the issued and outstanding Common Shares for $0.15 per Common Share payable as to $0.07 in cash and the remaining $0.08 will be satisfied by issuing 0.0851 of a common share of GoGold. No fractional shares will be issued, the aggregate GoGold shares issued to a holder will be rounded down to the closest whole GoGold share.

In addition the Purchaser intends to acquire all in-the-money Warrants (based on the price ascribed to the Common Shares under the Offer). The Purchaser intends offer one GoGold Common Share for each $0.94 of in-the-money value of the Warrants, rounded down the nearest whole GoGold Share. For example, assuming an offer price of $0.15 per Common Share and a Warrant with an exercise price of $.10, the in-the-money value of each Warrant would be .05, such that if a holder owns 12,500,000 Warrants, they would have an in-the-money value of $625,000 and the holder would receive 664,894 GoGold Shares.

Following its take up and payment for Common Shares of the Company under the Offer, the Purchaser will make an offer to acquire (i) any Common Shares not tendered to the Offer with such Common Shares to be acquired on the same terms as Common Shares under the Offer and (ii) any other Share Entitlements of the Company (including options and bonus pool shares) in the “second stage transaction” or by agreement with holders, as applicable, and in each case on the same terms as the Warrants acquired under the Offer which terms shall apply mutatis mutandis.

SCHEDULE “C”

The Offeror will have the right to withdraw or terminate the Offer, and will not be required to accept for payment, take up, purchase or pay for, and/or may extend the period of time during which the Offer is open and/or may postpone taking up and paying for, any Common Shares deposited under the Offer unless all of the following conditions are satisfied or waived by the Offeror at or prior to the Expiry Time:

(a)	a minimum of 66 2/3% of the outstanding Common Shares on a fully diluted basis are tendered to the Offer;

(b) the Offeror shall have determined in its reasonable discretion that no shareholder rights plan or similar plan exists, or any such plan that does exist does not and will not adversely affect the Offer or the Offeror either before, on or after consummation of the Offer because: (i) the Board of Directors has waived the application of such shareholder rights plan or similar plan to the purchase of Common Shares by the Offeror under the Offer; (ii) a cease trade order or an injunction has been issued that has the effect of prohibiting or preventing the exercise of rights or the issue of Common Shares upon the exercise of rights under such shareholder rights plan or similar plan in relation to the purchase of Common Shares by the Offeror under the Offer; (iii) a court of competent jurisdiction has ordered that such rights are illegal or of no force or effect or may not be exercised in relation to the Offer; or (iv) such rights and such shareholder rights plan or similar plan has otherwise become or been held to be unexercisable or unenforceable in relation to the Common Shares with respect to the Offer;

(c) all regulatory and shareholder approvals and third-party consents that are necessary or advisable to complete the Offer shall have been obtained or concluded or, in the case of waiting or suspensory periods, expired or been waived or terminated, each on terms and conditions satisfactory to the Offeror in its reasonable discretion;

(d) no order, ruling or determination having the effect of ceasing the trading of the Common Shares shall have been issued or made by any Securities Regulatory Authority and be continuing in effect and no proceedings for that purpose shall have been instituted or shall be pending or, to the knowledge of the Purchaser or the Company, threatened in writing by any Securities Regulatory Authority;

(e) the Offeror shall have determined in its reasonable judgment that no Material Adverse Effect in respect of Animas shall have occurred since the date of the Offer or occurred prior to the date of the Offer which was not publicly disclosed by Animas on SEDAR on the Business Day prior to the Mailing Date;

(f) the Offeror shall have determined in its reasonable judgment that the consummation of the Offer could not reasonably be expected to have a Material Adverse Effect on Animas (on a consolidated basis) or the Offeror;

(h) (A) no act, action, suit or proceeding shall have been taken or commenced or, to the knowledge of the Offeror, threatened in writing or pending by or before any Governmental Entity or by any elected or appointed public official in Canada or elsewhere, whether or not having the force of Law, and (B) no Law, policy, decision or directive (whether or not having the force of Law) shall have been proposed, enacted, promulgated, amended or applied, in the case of (A) or (B) above: (i) to cease trade, enjoin, make illegal, delay or otherwise directly or indirectly prohibit or impose material limitations or conditions on or make materially more costly the making of the Offer, the purchase by or the sale to the Offeror of Common Shares under the Offer, or the rights of the Offeror to own or exercise full rights of ownership of Common Shares or which would reasonably be expected to have such an effect; (ii) seeking to prohibit or limit the Offeror’s ownership or operation of Animas or any material portion of the business, properties or assets of Animas or any of its subsidiaries or affiliates, or to compel the Offeror to dispose of or hold separate any portion of the business or assets of Animas or any of its subsidiaries; (iii) seeking to impose limitations on the ability of the Offeror to acquire or hold, or exercise full rights of ownership of, any material assets of Animas or its subsidiaries or any Common Shares; or (iv) which otherwise is considered by the Offeror in its reasonable judgment to be reasonably likely to have a Material Adverse Effect on Animas or its subsidiaries or the Offeror, whether the Offer is consummated or not, or to materially and adversely affect the ability of the Offeror to take up and pay for Common Shares under the Offer;

(i) there shall not be any judgment, injunction, order, decree or stay proposed, sought, enacted, enforced, promulgated, amended, issued or deemed applicable to the Offer or to Animas or any of its subsidiaries, nor shall there have been passed any Law by any court or Governmental Entity in any jurisdiction, that could reasonably be expected to, in any case, prohibit, prevent, restrict, enjoin or delay the consummation of the Offer, in each case unless the same is acceptable to the Offeror in its sole judgment, acting reasonably;

(j) there shall not have occurred, developed or come into effect or existence after the date hereof: (i) any event, action, state, condition or financial occurrence of national or international consequence; (ii) any natural disaster or any acts of terrorism, sabotage, military action, policy action or war (whether or not declared) or any escalation or worsening thereof; (iii) any other calamity or crisis; (iv) any Law, action, inquiry; (v) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market; (vi) any declaration of a banking moratorium or other suspension of payments in respect of banks; (vii) any limitation by any Governmental Entity on, or other event which might effect, the extension of credit by lending institutions or result in any imposition of currency controls; (viii) a material change in the Canadian or other currency exchange rates or a suspension or a limitation on the markets thereof; or (ix) in the case of any of the foregoing existing as at the date hereof, a material acceleration or worsening thereof; or other occurrence of any nature whatsoever, which, in the judgment of the Offeror, acting reasonably, adversely affects or involves, or could reasonably be expected to adversely affect or involve, the financial, banking or commodity markets in Canada, the United States or internationally generally, or the financial condition, business, operations, assets, affairs or prospects of the Offeror or Animas or any of their respective subsidiaries, in each case unless the same is acceptable to the Offeror in its judgment, acting reasonably;

(k) there shall not exist any prohibitions at Law against the Offeror making the Offer or taking up and paying for Common Shares under the Offer;

(l) the Offeror shall have determined in its judgment, acting reasonably, that: (i) none of Animas, any of its subsidiaries or any third party has taken or proposed to take any action, or failed to take any action, or disclosed an action or event that was not previously publicly disclosed on SEDAR prior to December 9, 2013, which might make it inadvisable for the Offeror to proceed with the Offer or take up and pay for the Common Shares under the Offer; and (ii) neither Animas nor any of its subsidiaries is not in compliance in any material respect with any material agreement or license to which Animas or any of its subsidiaries is a party at such time, in each case unless the same is acceptable to the Offeror;

(l) the Offeror shall have determined in its judgment, acting reasonably, that none of the following exists or has occurred and which has not been cured or waived to the Offeror’s satisfaction acting reasonably or been threatened: (i) any material right, permit or licence of Animas or any of its subsidiaries has been impaired or otherwise adversely affected; or (ii) any covenant, term or condition of any of Animas’ or of any of its subsidiaries’ instruments or agreements exists, in either case which might make it inadvisable for the Offeror to proceed with the Offer or take up and pay for Common Shares under the Offer (including any default that may ensue as a result of the Offeror completing the Offer or taking up and paying for Common Shares under the Offer), in each case unless the same is acceptable to the Offeror;

(n) The GoGold Agreement shall have been terminated in accordance with its terms or the obligations of the Purchaser under the GoGold Agreement have been extinguished without any liability to the Purchaser;

(o) Animas shall not have entered into or effectuated any other agreement or transaction with any person which was not publicly disclosed on SEDAR prior to December 9, 2013 and having the effect of impairing the Offeror’s ability to acquire Common Shares pursuant to the Offer, or materially diminishing in any manner the expected economic value to the Offeror of the acquisition of Common Shares pursuant to the Offer, including: (i) the entering into, modifying or terminating of any agreement or arrangement with any directors, senior officers or employees except for such agreements and arrangements entered into, modified or terminated in the ordinary course of business consistent with past practice; (ii) the instituting, cancelling or modifying of any pension plan or other employee benefit arrangement; (iii) the altering of material terms of any of its material agreements or licenses; (iv) the incurring of any debt outside of the ordinary course of business consistent with past practice; (v) any issuance of securities or options to purchase securities of Animas or any of its subsidiaries; (vi) any Distributions, other than in the usual and ordinary course of business consistent with past practice; (vii) any agreement or understanding relating to the sale, disposition of or other dealing with the businesses or assets of Animas, any of its subsidiaries or any part thereof or interest therein or relating to the rights of Animas or any of its subsidiaries to manage, operate or control the conduct of the businesses or any part thereof, in each case out of the usual and ordinary course of business consistent with past practice; (viii) any take-over bid (other than the Offer), merger, amalgamation, statutory arrangement, recapitalization, business combination, share exchange, joint venture or similar transaction; (ix) any capital expenditure by Animas or any of its subsidiaries not in the ordinary course of business and consistent with past practice; (x) any transaction not in the ordinary course of business consistent with past practice; or (xi) any proposal, plan or intention to do any of the foregoing, either publicly announced or communicated by or to Animas, in each case unless the same is acceptable to the Offeror in its sole discretion;

and

(o) the Offeror shall not have become aware of any untrue statement of a material fact, or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made and at the date it was made (after giving effect to all subsequent filings in relation to all matters covered in earlier filings) in the Animas Public Disclosure Record, in each case unless the same is acceptable to the Offeror in its sole discretion.

These conditions are for the sole benefit of the Offeror and may be asserted by the Offeror regardless of the circumstances giving rise to any such assertion (including any action or inaction by the Offeror or any of its affiliates) or may be waived by the Offeror in whole or in part at any time and from time to time without prejudice to any other rights which the Offeror may have.

The failure by the Offeror at any time to exercise any of these rights will not be deemed a waiver of any such rights and each such right will be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Offeror concerning the events described in the conditions will be final and binding on the Offeror and the Company Shareholders. Any waiver of a condition or the withdrawal or termination of the Offer will be effective upon written notice (or other communication confirmed in writing) being given by the Offeror to that effect to the Locked-Up Shareholder.

SCHEDULE “D”

The obligation of Purchaser to mail the Offer Documents shall be conditional upon the following:

(i) none of the Lock-Up Agreements shall have been breached in any material respect, or terminated or repudiated, by any such persons;

(ii) no Material Adverse Change shall have occurred since the date of this Agreement and no other circumstance, fact, change, event or occurrence shall have occurred that would render it impossible for one or more of the conditions set out on Schedule C to be satisfied by the Expiry Time;

(iii) this Agreement shall not have been terminated in accordance with its terms;

(iv) the Board of Directors of the Company shall have unanimously resolved to recommend that Company Shareholders accept the Offer and shall not have withdrawn such recommendation or changed, modified or qualified such recommendation in a manner adverse to the Purchaser;

(v) the Purchaser shall have received from all applicable Government Entities all waivers, rulings, consents, approvals or orders, if any, required to permit the making and completion of the Offer and the mailing of the Offer Documents; and

(vi) no cease trade order, objection, injunction or other prohibition under Laws or from a Governmental Entity shall exist against Purchaser making the Offer or taking up or paying for Common Shares deposited under the Offer.

The foregoing conditions set forth in this Schedule “D” are for the exclusive benefit of Purchaser and may be waived by Purchaser, in whole or in part, at any time and from time-to-time. If Purchaser mails the Offer Documents, all of the conditions to mailing of the Offer Documents (but for greater certainty not for the completion of the Offer) set shall be deemed to have been waived or satisfied for the purposes of this Schedule “D”.

SCHEDULE “E”

“Acquisition Proposal” means a proposal, offer, or expression of interest by a third party to acquire in any manner, directly or indirectly: (i) beneficial ownership of more than 20% of the consolidated assets of the Company (measured by the fair market value thereof as of the date of such proposal, offer or expression of interest); or (ii) beneficial ownership (as determined under Part XX of the Securities Act (Ontario)) or control or direction over more than 20% of the outstanding Common Shares or any shares of any subsidiary of the Company, whether by way of an arrangement, amalgamation, a merger, consolidation, recapitalization, reorganization, liquidation, dissolution, joint venture, partnership, business combination, sale of shares in the capital of the Company or a subsidiary of the Company, tender offer, exchange offer or any other transaction involving the Company or any subsidiary of the Company, any of the security holders of the Company or any other person, including, any single or multi-step transaction or series of related transactions;

“Animas Public Disclosure Record” means all Animas documents publicly filed on the System for Electronic Document Analysis and Retrieval (SEDAR);

“Business Day” means any day excepting a Saturday, Sunday or statutory, bank or civic holiday in the Province of Ontario;

“Company Shareholders” means the registered holders of Common Shares from time to time;

“Deposit” means $1,000,000;

“Escrow Agent” means McCullough O’Connor Irwin LLP, in its capacity as escrow agent under the Escrow Agreement;

“Escrow Agreement” means the escrow agreement to be entered into between the Purchaser, the Escrow Agent and the Company, which escrow agreement shall provide that if the conditions to the Offer have been satisfied and the Purchaser does not take up and pay for the Common Shares deposited to the Offer, the Escrow Agent shall pay to the Company the Deposit;

“Execution and Deposit” means (i) the execution by the Purchaser of the Escrow Agreement and delivery by the Purchaser of such executed Escrow Agreement to the other parties thereto; and (ii) the transfer by the Purchaser to the Escrow Agent of the Deposit;

“Distributions” means any and all dividends, distributions, payments, securities, property or other interests which may be declared, paid, accrued, issued, distributed, made or transferred on or in respect of Common Shares or any of them on and after the date hereof, including any dividends, distributions or payments on such dividends, distributions, payments, securities, property or other interests;

“Exchanges” means the Toronto Stock Exchange and/or the TSX Venture Exchange, as applicable;

“Expiry Time” means the Initial Expiry Time unless the Offer has been extended, in which case it means the expiry time of the Offer as extended by the Purchaser, in its sole discretion, from time to time;

“GoGold Agreement” means the agreement dated December 4, 2013 between Animas Resources Ltd., First Silver Reserve, S.A. De C.V., Recursos Escondidos, S.A. DE S.V., Compania Minera Chuqui, S.A. De C.V and the Purchaser;

“GoGold Transaction” means the transaction contemplated by the GoGold Agreement;

“Governmental Entity” means: (i) any multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, domestic or foreign; (ii) any subdivision, agent, commission, board or authority of any of the foregoing; or (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

“Initial Expiry Time” means 7:00 p.m. (Toronto time) on the first Business Day which falls after the 35th day following the Mailing Date, provided that if such 35th day following the Mailing Date is not a Business Day, the Initial Expiry Time shall mean 7:00 p.m. (Toronto time) on the second Business Day which falls after such date;

“Latest Mailing Time” means before 11:59 p.m. (Toronto time) on January 31, 2014 or such later date as may be required in order for the Purchaser to mail the Offer Documents as a result of a breach by the Company of Law, including without limitation as a result of the failure of the Company to deliver the required shareholder lists to the Purchaser in order for the Purchaser to commence the Offer or as a result of the requirement for the Purchaser to obtain approval from a Governmental Entity in order for the Purchaser to commence the Offer;

“Law” or “Laws” means all laws, by-laws, rules, regulations, orders, rulings, ordinances, protocols, codes, published guidelines, published policies, notices, directions and judgments or other requirements of any Governmental Entity, in each case having the force of law, including applicable securities laws and the rules and regulations of the Exchanges;

“Liens” means any hypothecs, mortgages, pledges, assignments, liens, charges, security interests, encumbrances and adverse rights or claims, rights of first refusal, preferential rights, other third person interests or encumbrances of any kind, whether contingent or absolute, and any agreement, option, right or privilege (whether by Law, contract or otherwise) capable of becoming any of the foregoing;

“Lock-up Agreements” means (i) this Agreement and (ii) any lock-up agreements entered into by Purchaser with other Shareholders prior to the date of mailing of the Offer Documents;

“Mailing Date” means the date the Offer Documents are sent to Company Shareholders and all of the other persons to whom the Offer is made;

“Material Adverse Change” or “Material Adverse Effect” means any change, effect, event, occurrence or state of facts that, individually or in the aggregate, with all other such changes, effects, events, or occurrences or state of facts, that is or would reasonably be expected to be material and adverse to the financial condition, business, results of operations, assets or liabilities of the Company taken as a whole, as determined by the Purchaser acting in its sole discretion;

“Offer Documents” means an offer to purchase and take-over bid circular and related letter of transmittal and notice of guarantee pursuant to which the Offer will be made and while documents will be filed with the appropriate Securities Authorities;

“Outside Date” means April 30, 2014

“Securities Authorities” means the Exchanges and the securities commissions or similar regulatory authorities in each of the provinces and territories of Canada other than Quebec;

“Seller Share Entitlements” means any entitlement of a person to Common Shares pursuant to any security issued or granted by the Company which is convertible into or exercisable for Common Shares;

“Shareholder Rights Plan” means the shareholder rights plan agreement of the Company dated as of June 3, 2011; and

“SRP Rights” means the rights issued pursuant to the Shareholder Rights Plan.